As filed with the Securities and Exchange Commission on May 23, 2003.

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_______________

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

_______________

McMoRan Exploration Co.

(Exact name of registrant as specified in its charter)

Delaware

72-1424200

(State or other jurisdiction

(I.R.S. Employer

of incorporation or organization)

Identification No.)

1615 Poydras Street

New Orleans, Louisiana 70112

(Address, including zip code, or registrant’s

principal executive offices)

McMoRan Exploration Co. 2003 Stock Incentive Plan

(Full title of the plan)

_______________

John G. Amato

General Counsel

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Margaret F. Murphy

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $.01 per share) Common Stock (par value $.01 per share) Common Stock (par value $.01 per share) Total Preferred Stock Purchase Rights	1,371,000 Shares 625,000 Shares 4,000 Shares 2,000,000 Shares 2,000,000 Rights	$ 11.53(2) $ 7.52(3) $ 12.51(4) $ ---.-- $ ---.--(5)	$ 15,807,630(2) $ 4,700,000 $ 50,040 $ 20,557,670 $ --	$ 1,278.84(2) $ 380.23 $ 4.05 $ 1,663.12 $ ---.--(5)

(1)

Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving our Common Stock, the number of shares and rights registered shall be automatically increased to cover the additional shares and rights in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on May 21, 2003.

(3)

Computed in accordance with Rule 457(h) under the Securities Act of 1933, based upon the per share price of our Common Stock on the date of grant of currently outstanding restricted stock units and the price at which currently outstanding options are exercisable.

(4)

Computed in accordance with Rule 457(h) under the Securities Act of 1933, based upon the price at which currently outstanding options are exercisable.

(5)

Preferred Stock Purchase rights are attached to and trade with our Common Stock.  The value attributable to such Rights, if any, is reflected in the market price of such Common Stock.  Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for such Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by McMoRan Exploration Co. with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)

Our latest Annual Report on Form 10-K;

(b)

All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)

The description of our Common Stock and Preferred Stock Purchase Rights included in our Registration Statement on Form 8-A filed November 13, 1998, and effective November 16, 1998, by incorporation by reference from pages 119-124 of our Registration Statement on Form S-4 (Registration No. 333-61171), including any amendment thereto or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

               Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent. Article VIII of our certificate of incorporation provides that our company shall indemnify any person who is or was a director, officer, employee or agent of our company, to the fullest extent authorized by law.  In addition, Section 9 of our bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent if:

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-

the director, officer, agent or employee is successful in defending the claim on its merits or otherwise; or

-

the director, officer, agent or employee meets the standard of conduct described in Section 9 of our bylaws.

However, the director, officer, agent or employee of our company will not be entitled to indemnification if:

-

the claim is one brought by the director, officer, agent or employee against our company; or

-

the claim is one brought by the director, officer, agent or employee as a derivative action by our company or in the right of our company, and the action is not approved by our board of directors.

The rights conferred by Article VIII of our certificate of incorporation and Section 9 of our bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Article VIII of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

We have insurance policies insuring our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

1

Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

15.1

Letter dated May 21, 2003 from Ernst & Young LLP regarding the unaudited interim financial statements.

23.1

Consent of Ernst & Young LLP.

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23.2

Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24

Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors.

Item 9.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities  Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 23, 2003.

McMoRan EXPLORATION CO.

By:  /s/ Richard C. Adkerson

Richard C. Adkerson

Co-Chairman of the Board,

President and

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 23, 2003.

Signature	Title
* James R. Moffett	Co-Chairman of the Board
/s/ Richard C. Adkerson Richard C. Adkerson	Co-Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
* B.M. Rankin, Jr.	Vice Chairman of the Board
* C. Howard Murrish	Vice Chairman of the Board and Executive Vice President
* Glenn A. Kleinert	Executive Vice President and Director
* Nancy D. Parmelee	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)
* C. Donald Whitmire, Jr.	Vice President and Controller - Financial Reporting (Principal Accounting Officer)
* Morrison C. Bethea	Director
* Robert A. Day	Director
* Gerald J. Ford	Director
* H. Devon Graham, Jr.	Director
* Gabrielle K. McDonald	Director
* J. Taylor Wharton	Director
*By: /s/ Richard C. Adkerson Richard C. Adkerson Attorney-in-Fact

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EXHIBIT INDEX

Exhibit

Number

Description of Exhibits

5

Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

15.1

Letter dated May 21, 2003 from Ernst & Young LLP regarding the unaudited interim financial statements.

23.1

Consent of Ernst & Young LLP.

23.2

Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24

Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors.

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